Exhibit 2.3

AMENDMENT
TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 5, 2017, by and among (i) COVANCE LABORATORIES INC., a Delaware corporation (“Purchaser”); (ii) CHROMADEX, INC., a California corporation (“ChromaDex”); (iii) CHROMADEX ANALYTICS, INC., a Nevada corporation and wholly-owned subsidiary of ChromaDex (“ChromaDex Analytics”); and (iv) CHROMADEX CORPORATION, a Delaware corporation and the sole shareholder of ChromaDex and the ultimate parent company of ChromaDex Analytics (the “Shareholder”).

WHEREAS, Purchaser, ChromaDex, ChromaDex Analytics, and the Shareholder are parties to that certain Asset Purchase Agreement dated August 21, 2017 (the “Purchase Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

WHEREAS, the parties desire to amend Section 5.16(a) of the Disclosure Schedule, contained in Schedule A to the Purchase Agreement to reflect the addition of the following agreements: (i) Client Agreement dated August 30, 2017 by and between ChromaDex Analytics and The Job Store, Inc. and (ii) Third Amendment to ChromaDex Quality Verification Program Services Agrement dated August 30, 2017 by and between BPI Sports, LLC and ChromaDex.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1

1.1           Amendment to the Disclosure Schedule. Section 5.16(a) of the Disclosure Schedule is hereby deleted in its entirety and replaced with Section 5.16(a) of the Disclosure Schedule attached hereto.

ARTICLE II

2.1           No Other Changes. Except as specifically amended by the terms of this Amendment, all of the terms and conditions of the Purchase Agreement remain in full force and effect.

2.2           Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

2.3           Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument. The exchange of executed copies of this Amendment by facsimile transmission or other electronic transmission shall constitute effective execution and delivery of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment on the day and year first written above.

COVANCE LABORATORIES INC.

By:	/s/ F. Samuel Eberts III
F. Samuel Eberts III
Secretary and SVP

CHROMADEX, INC.

By:	/s/ Frank Jaksch
Frank Jaksch
CEO

CHROMADEX ANALYTICS, INC.

By:	/s/ Frank Jaksch
Frank Jaksch
CEO

CHROMADEX CORPORATION

By:	/s/ Frank Jaksch
Frank Jaksch
CEO

[Signature page to Amendment to Asset Purchase Agreement]

Section 5.1 6
Contractual Obligations

The disclosure under clause (a) is amended and restated in its entirety as follows:

(a)

1) The Existing Lease.

2) See attached Amended and Restated Annex 5.16(a), which is incorporated by reference herein.*

*All references in the Disclosure Schedule to Annex 5.16(a) shall be deemed to be references to Amended and Restated Annex 5.16(a).